Exhibit 99.3

BH/RE, LLC

CODE OF ETHICS FOR MANAGERS, OFFICERS AND EMPLOYEES

The Board of Managers of BH/RE, L.L.C. and its subsidiaries (the “Company”) has adopted this Code of Ethics (this “Code of Ethics”) as of the 15th day of March 2006.  The Code of Ethics is applicable to the Company’s Board of Managers (“Managers”), officers (“Officers”) and employees (“Employees”).

The Code of Ethics is designed to serve as the foundation of the Company’s standards of behavior and to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s Managers, Officers and Employees.

I.              PRINCIPLES AND PRACTICES

In performing his or her duties, each Manager, Officer or Employee must:

1.1.                              Maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest between personal and professional relationships as discussed in this Code of Ethics;

1.2.                              Report to the Audit Committee of the Board of Managers any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

1.3.                              Provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

1.4.                              Take all reasonable actions to comply with applicable governmental laws, rules, and regulations; and

1.5.                              Promptly report violations of this Code of Ethics to the Audit Committee of the Board of Managers.

II.            POLICIES AND PRACTICES

The Company and its employees are governed by numerous statutory, regulatory and administrative guidelines. Compliance with these laws and regulations is paramount to maintaining the Company’s reputation and ability to serve the markets in which it operates.  In order to ensure such compliance, the Company has instituted numerous policies and practices to ensure that its Managers, Officers and Employees act with the utmost integrity and ethics and avoid improprieties in the conduct of the Company’s business.

In performing his or her duties, each Manager, Officer or Employee must protect the Company against questionable associations and protect the integrity and reputation of the Company in the conduct of its business.

2.1.         Conflicts of Interest

A conflict of interest may arise in any situation in which the loyalties of a Manager, Officer or Employee are divided between business interests that, to some degree, are incompatible with the interests of the Company. The Company demands absolute integrity from all its Managers, Officers and Employees and will not tolerate any conduct that falls short of that standard.  The Company expects that no Manager, Officer or Employee will knowingly place himself or herself in a position that would have the appearance of being, or could be construed to be, in conflict with the interests of the Company.  Some situations typically considered a conflict of interest for a Manager, Officer or Employee are, absent prior disclosure to the Board of Managers, engaging in the following:

•                                          Having an interest in a firm that does business with the Company or engaging in a private business relationship with a person or firm doing business with the Company, particularly if the Manager, Officer or Employee supervises the Company’s relationship with that person or firm;

•                                          Using the Company’s resources for personal benefit, such as using the Company’s staff or assets for personal business or the Company’s funds to purchase gifts for employees who have the ability to influence the Officer’s or Employee’s career;

•                                          Soliciting gifts or other things of value from the Company’s employees, or accepting gifts of substantial value from employees whose careers the Manager, Officer or Employee has the ability to influence;

•                                          Having an interest in or speculating in products or real estate whose value may be affected directly by the Company’s business; and

•                                          Improperly divulging or using confidential information such as the Company’s plans, operating or financial data or computer programs.

Other than personal complimentaries in compliance with the Company’s Administrative Complimentary Policy as established from time to time.

2.2.         Relationships with Public Officials

All Managers, Officers and Employees engaged in business with a governmental body or agency must know and abide by the specific rules and regulations covering relations with public agencies.  Such Manager, Officer or Employee must also conduct themselves in a manner that avoids any dealings that might be perceived as attempts to influence public officials in the performance of their official duties.  In order to promote and preserve public trust and confidence in the integrity of the gaming industry and to ensure conformity with the highest standards of conduct, free from the appearance of impropriety, the Company prohibits Managers, Officers and Employees from engaging in any activity inconsistent with those aims.

2.3.         Bribery, Kickback and Fraud; Prohibited Receipts and Payments

No funds or assets of the Company shall be paid, loaned or otherwise disbursed as bribes, “kickbacks”, or other payments designed to influence or compromise the conduct of the recipient; and no Manager, Officer or Employee of the Company shall accept any funds or other assets (including those provided as preferential treatment to the Manager, Officer or Employee for fulfilling their responsibilities), for assisting in obtaining business or for securing special concessions from the Company.

The Company prohibits establishing or maintaining unrecorded funds or assets of the Company or any of its subsidiaries and the making of false or misleading entries in the books and records of the Company or any of its subsidiaries.  The Company also prohibits payments on its behalf or on behalf of any subsidiary without adequate supporting documentation or with the intention or understanding that any part of such payment is to be used for any purpose other than that described in the document supporting the payment.

2.4.         Antitrust Laws

The federal government, most state governments, and many foreign governments have enacted antitrust or “competition” laws. These laws prohibit “restraints of trade”, which is certain conduct involving competitors, customers or suppliers in the marketplace. The purpose of such laws is to ensure that markets for goods and services operate competitively and efficiently, so that customers enjoy the benefit of open competition among their suppliers and sellers similarly benefit from competition among their purchasers.  Strict compliance with antitrust and competition laws around the world is essential. These laws are very complex.  Some types of conduct are always illegal under the antitrust laws of the United States and many other countries. To remain above suspicion, all Managers, Officers and Employees should avoid discussing the following subjects with competitors:

•                                          Prices, terms or conditions of sale;

•                                          Credit terms and discounts;

•                                          Costs and profits;

•                                          Market share, sales territories or sales volume;

•                                          Distribution practices and deliveries;

•                                          Selections, rejections or termination of customers;

•                                          Production or sales volume; and

•                                          Proposed markets, locations of proposed facilities.

Antitrust laws may be implicated in the Company’s relations with customers as well.  It may be unlawful to sell the same product to competing customers at different prices, and generally, competing customers should be treated on a proportionately equal basis when granting sales promotions, promotion discounts, advertising allowances or assistance in the form of services and facilities.

III.           WAIVER

Any request for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Audit Committee of the Board of Managers.  Any waiver of this Code of Ethics shall be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

IV.           COMPLIANCE AND ACCOUNTABILITY

This Code of Ethics is not intended as a comprehensive review of laws related to the principles and practices regulating Managers, Officers and Employees and the policies and practices related to conflicts of interests, relationships with public officials, prohibited receipts and payments and antitrust laws.  This Code of Ethics is not a substitute for expert advice.  If any Manager, Officer or Employee has questions concerning a specific situation, the Manager, Officer or Employee should contact the Audit Committee of the Board of Managers or the Company’s general counsel or corporate counsel before taking action.

The Audit Committee of the Board of Managers will assess compliance with this Code of Ethics, report material violations to the Board of Managers and recommend appropriate action to the Board of Managers.

ACKNOWLEDGEMENT

The undersigned, a Manager, Officer or Employee of BH/RE, L.L.C. and its subsidiaries, has had the opportunity to review this Code of Ethics, fully understands the principles, practices and policies contained in this Code of Ethics, is in compliance with this Code of Ethics and is not aware of, nor suspects, any violation of this Code of Ethics by any other Manager, Officer or Employee of BH/RE, L.L.C. and its subsidiaries.

By:	/s/ Michael V. Mecca	Date:	March 15, 2006

Name:	Michael V. Mecca

Title:	President and Chief Executive Officer of BH/RE, L.L.C.